As filed with the Securities and Exchange Commission on August 28, 2026
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kimbell Royalty Partners, LP
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	47-5505475 (I.R.S. Employer Identification No.)
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
(817) 945 9700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

R. Davis Ravnaas
President and Chief Financial Officer
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Tel: (817) 945 9700
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:
Jason A. Rocha
White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002
(713) 496-9700

Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 28, 2026
PROSPECTUS
KIMBELL ROYALTY PARTNERS, LP
9,500,000 Common Units Offered by the Selling Unitholders
This prospectus relates to the offer and resale by the selling unitholders (as defined below) of up to 9,500,000 common units (the “common units”) representing limited partner interests in Kimbell Royalty Partners, LP, from time to time in one or more offerings and at prices and on terms that will be determined at the time of any such offerings. All of the offered common units were issued in a private placement, exempt from the registration requirements of the Securities Act of 1933, as amended, completed on August 21, 2026 in connection with the purchase and sale agreement of mineral and royalty assets dated July 16, 2026, by and among (i) Rivercrest Capital Partners LP, a Delaware limited partnership, Rivercrest Capital Partners II LP, a Delaware limited partnership, and Cupola Royalty Direct, LLC, a Delaware limited liability company, and (ii) Kimbell Royalty Partners, LP, a Delaware limited partnership, Kimbell Royalty Operating, LLC, a Delaware limited liability company, and certain of our subsidiaries. “Selling unitholders” refers to the selling unitholders named in this prospectus or in any supplement to this prospectus or certain transferees, assignees or other successors-in-interest that received units from the selling unitholders.
We will not receive any proceeds from the sale of common units owned by the selling unitholders. For a detailed discussion of the selling unitholders, please read “Selling Unitholders.”
The selling unitholders may sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.
This prospectus describes the general terms of these securities and the general manner in which the selling unitholders will offer them. The specific terms of any securities that the selling unitholders offer will, if not included in this prospectus or the information incorporated by reference herein, be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the selling unitholders will offer the securities, and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in a supplement to this prospectus.
You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements.
Our common units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “KRP.”
Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under “Risk Factors” beginning on page 5 of this prospectus before you make an investment in our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2026

We have not authorized anyone to provide you with any information other than the information contained in this prospectus, any future prospectus supplement prepared by us or incorporated by reference in this prospectus or any prospectus supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling unitholders are not offering these securities in any state where the offer is not permitted.
You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus or any prospectus supplement.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling unitholders may from time to time sell up to 9,500,000 of our common units.
This prospectus provides you with a general description of Kimbell Royalty Partners, LP and the securities that are registered hereunder. Each time a selling unitholder sells common units with this prospectus, such selling unitholder is required to provide you with this prospectus and any related prospectus supplement containing specific information about the terms of that offering. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.
The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC and is accurate as of the date stated in such report. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

FORWARD-LOOKING STATEMENTS
Certain statements and information contained in or incorporated by reference in this prospectus may constitute “forward-looking statements.” Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of future operations or acquisitions. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:
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our ability to replace our reserves;

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our ability to make, consummate and integrate acquisitions of assets or businesses and realize the benefits or effects of any acquisitions or the timing, final purchase price or consummation of any acquisitions;

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our ability to execute our business strategies;

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the volatility of realized prices for oil, natural gas and natural gas liquids (“NGLs”), including as a result of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries and other foreign, oil-exporting countries;

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the level of production on our properties;

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the level of drilling and completion activity by the operators of our properties;

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our ability to forecast identified drilling locations, gross horizontal wells, drilling inventory and estimates of reserves on our properties and on properties we seek to acquire;

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regional supply and demand factors, delays or interruptions of production;

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industry, economic, business or political conditions, including the energy and environmental proposals being considered and evaluated by the federal government and other regulating bodies;

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trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, which may have varying effects on commodity prices;

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the continued threat of terrorism and the impact of military and other action and armed conflict, such as the current conflict between Russia and Ukraine, the conflict in the Middle East and recent U.S. military action in Venezuela;

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revisions to our reserve estimates as a result of changes in commodity prices, decline curves and other uncertainties;

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impact of impairment expense on our financial statements;

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competition in the oil and natural gas industry generally and the mineral and royalty industry in particular;

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the ability of the operators of our properties to obtain capital or financing needed for development and exploration operations;

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title defects in the properties in which we acquire an interest;

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the availability or cost of rigs, completion crews, equipment, raw materials, supplies, oilfield services or personnel;

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restrictions on or the availability of the use of water in the business of the operators of our properties;

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the availability of transportation facilities;

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the ability of the operators of our properties to comply with applicable governmental laws and regulations and to obtain permits and governmental approvals;

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federal and state legislative and regulatory initiatives relating to the environment, hydraulic fracturing, tax laws and other matters affecting the oil and gas industry, including the Biden administration’s proposals and recent executive orders focused on addressing climate change;

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future operating results;

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exploration and development drilling prospects, inventories, projects and programs;

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operating hazards faced by the operators of our properties;

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the ability of the operators of our properties to keep pace with technological advancements;

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uncertainties regarding United States federal income tax law, including the treatment of our future earnings and distributions;

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our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; and

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certain factors discussed elsewhere in this prospectus.

For additional information regarding known material factors that could cause our actual results to differ from our historical experience and our present expectations or projections, please read “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any prospectus supplement, which are incorporated by reference herein. The risk factors and other factors included in this prospectus, any prospectus supplement or incorporated by reference herein or therein could cause our actual results to differ materially from those contained in any forward-looking statement.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

ABOUT KIMBELL ROYALTY PARTNERS, LP
Unless the context otherwise requires, references to “Kimbell Royalty Partners, LP,” “Kimbell,” “our partnership,” “we,” “our,” “us” or like terms refer to Kimbell Royalty Partners, LP and its subsidiaries. References to our “general partner” refer to Kimbell Royalty GP, LLC. References to our “Sponsors” refer to affiliates of our founders, Robert D. Ravnaas, Brett G. Taylor and Mitch S. Wynne, respectively. References to “OpCo” or the “Operating Company” refer to Kimbell Royalty Operating, LLC, a subsidiary of our partnership. References to the “Contributing Parties” refer to all entities and individuals, including certain affiliates of our Sponsors, that contributed, directly or indirectly, certain mineral and royalty interests to us in connection with our initial public offering. References to “Kimbell Operating” refer to Kimbell Operating Company, LLC, a wholly owned subsidiary of our general partner, which has entered into separate management services agreements with entities controlled by affiliates of certain of our Sponsors and certain Contributing Parties as described herein. References to the “Exchange Agreement” refer to the Exchange Agreement, dated as of September 23, 2018, by and among us, our general partner, the Operating Company and the holders of common units of the Operating Company (“OpCo common units”) and Class B common units representing limited partner interests in us (“Class B units”) from time to time party thereto.
We are a Delaware limited partnership formed in 2015 to own and acquire mineral and royalty interests in oil and natural gas properties throughout the United States. We have elected to be taxed as a corporation for United States federal income tax purposes. As an owner of mineral and royalty interests, we are entitled to a portion of the revenues received from the production of oil, natural gas and associated NGLs from the acreage underlying our interests, net of post-production expenses and taxes. We are not obligated to fund drilling and completion costs, lease operating expenses or plugging and abandonment costs at the end of a well’s productive life. Our primary business objective is to provide increasing cash distributions to unitholders resulting from acquisitions from third parties, our Sponsors and the Contributing Parties and from organic growth through the continued development by working interest owners of the properties in which we own an interest.
Executive Offices
Our principal executive offices are located at 777 Taylor Street, Suite 810, Fort Worth, Texas 76102, and our phone number is (817) 945-9700. Our website address is www.kimbellrp.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS
An investment in our securities involves a significant degree of risk. You should carefully consider the information included in this prospectus, any prospectus supplement, and the documents we have incorporated by reference in this prospectus and any prospectus supplement, including those in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and other reports and documents we file with the SEC that are incorporated by reference herein or therein, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition, results of operations, and cash available for distribution could be materially adversely affected. In that event, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment. If any selling unitholder sells any securities pursuant to a prospectus supplement, we or such selling unitholder may include additional risk factors relevant to such securities in such prospectus supplement. Please read “Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common units by the selling unitholders. The selling unitholders will receive all of the proceeds from the sale of the common units offered by this prospectus. For information about the selling unitholders, see “Selling Unitholders.”

DESCRIPTION OF OUR COMMON UNITS AND CLASS B UNITS
Our Common Units
The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners holding common units under our partnership agreement. For a description of the relative rights and privileges of holders of our common units to partnership distributions, please read “How We Pay Distributions.” For a description of the rights and privileges of limited partners holding common units under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
Our Class B Units
The Class B units represent limited partner interests in us. The holders of Class B units are only entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners holding Class B units under our partnership agreement. For a description of the relative rights and privileges of holders of our Class B units to partnership distributions, please read “How We Pay Distributions.” For a description of the rights and privileges of limited partners holding Class B units under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
The Class B units are identical to the common units, except that the Class B units (i) are entitled to receive cash distributions from operations or upon our liquidation or winding up equal to 2.0% per quarter on their respective Class B Contribution (as defined below) prior to distributions on our common units, (ii) are not transferable (except to certain affiliates of holders of Class B units, so long as the transferring holder of the Class B units simultaneously transfers an equal number of OpCo common units to such affiliate in accordance with the limited liability company agreement of the Operating Company), (iii) are exchangeable, together with an equal number of OpCo common units, for common units, (iv) do not have the benefit of registration rights and (v) if at any time any record holder of one or more Class B units does not hold an equal number of Class B units and OpCo common units, we will issue additional Class B units to such holder or cancel Class B units held by such holder, as applicable, such that the number of Class B units held by such holder is equal to the number of OpCo common units held by such holder.
Exchange Right
Pursuant to the terms of the Exchange Agreement, each holder of OpCo common units is able to tender its OpCo common units and an equal number of its Class B units (one such OpCo common unit and one such Class B Unit, together, a “Tendered Unit,” and collectively, the “Tendered Units”) for redemption to the Operating Company. Each tendering holder of Tendered Units (such holder, a “Tendering Holder”) has the right to receive, at the election of the Operating Company, either a number of our common units equal to the number of Tendered Units or a cash payment equal to the number of Tendered Units multiplied by the current market price of our common units calculated in accordance with our partnership agreement. In addition, we have the right, but not the obligation, to directly purchase all or a portion of such Tendered Units for either a number of our common units equal to the number of Tendered Units we elect to purchase or a cash payment equal to the number of Tendered Units we elect to purchase multiplied by the current market price of our common units calculated in accordance with our partnership agreement. Each Tendering Holder also has the right to receive a cash amount equal to the Class B Capital Contribution Per Unit Amount (as defined below) multiplied by the number of Tendered Units that are redeemed by the Operating Company or that are repurchased by us.
If the Operating Company elects to require the delivery of our common units in exchange for any Tendered Units or we elect to purchase any Tendered Units using our common units as consideration, the exchange will be on a one-for-one basis, subject to adjustment in the event of splits or combinations of units, distributions of warrants or other unit purchase rights, specified extraordinary distributions and similar events.

Transfer Agent and Registrar
Duties
Equiniti Trust Company, LLC serves as the registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:
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surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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special charges for services requested by a holder of a common unit; and

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other similar fees or charges.

There is no charge to our unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units and Class B Units
By transfer of common units and Class B units in accordance with our partnership agreement, each transferee of common units and Class B units shall be admitted as a limited partner with respect to the class of units transferred when such transfer and admission are reflected in our books and records. Each transferee:
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represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.
We may, at our discretion, treat the nominee holder of a common unit or Class B unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units and Class B units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.
Until a common unit or Class B unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Listing
Our common units are traded on the NYSE under the symbol “KRP.” Our Class B units are not, and will not be, listed on any securities exchange.

DESCRIPTION OF THE PREFERRED UNITS
Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, preferences, rights, powers and duties established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units are not entitled.
On August 2, 2023, we entered into a Series A Preferred Unit Purchase Agreement with certain affiliates of funds managed by affiliates of Apollo (NYSE: APO) to issue and sell up to 400,000 the Series A Preferred Units for a cash purchase price of $1,000 per Series A Preferred Unit. On September 13, 2023 (the “Series A Issuance Date”), we issued 325,000 Series A Preferred Units. As of the date of this prospectus, there were 162,500 Series A Preferred Units outstanding.
Ranking
The Series A Preferred Units rank senior to all classes or series of limited partner interests of ours with respect to distribution rights.
Voting Rights
The Series A Preferred Units vote on an as-converted basis with the common units and have certain other class voting rights, including with respect to certain incurrences of debt and any amendment to our partnership agreement if the amendment is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. For a description of the rights and privileges of the holders of Series A Preferred Units under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
Distributions
Until the conversion of the Series A Preferred Units into common units or their redemption, holders of the Series A Preferred Units are entitled to receive cumulative quarterly distributions equal to 6.0% per annum plus accrued and unpaid distributions. We have the right, in any four non-consecutive quarters, to elect not to pay such quarterly distribution in cash and instead have the unpaid distribution amount added to the liquidation preference at the rate of 10.0% per annum. If we fail to pay in full, in cash and when due, any distribution owed to the Series A Preferred Units or otherwise materially breach our obligations to the holders of the Series A Preferred Units, the distribution rate will increase to 20.0% per annum until the accumulated distributions are paid in full in cash, or any such material breach is cured, as applicable. Each holder of Series A Preferred Units has the right to share in any special distributions by us of cash, securities or other property pro rata with the common units on an as-converted basis, subject to customary adjustments. We cannot declare or make any distributions, redemptions, or repurchases on any securities that rank junior in distribution rights to the Series A Preferred Units, including any of the common units, prior to paying the quarterly distribution payable to the Series A Preferred Units, including any previously accrued and unpaid distributions.
Conversion
Beginning with the earlier of (i) the second anniversary of the Series A Issuance Date and (ii) immediately prior to a liquidation of us, each holder of the Series A Preferred Units may, at any time (but not more often than once per quarter), elect to convert all or any portion of its Series A Preferred Units into a number of common units determined by multiplying the number of Series A Preferred Units to be converted by the then-applicable conversion rate, provided that any conversion (a) is for an amount of common units with an aggregate value of at least $10 million or such lesser amount that covers all of such holder’s (and its affiliates’) remaining Series A Preferred Units and (b) the closing price of the common units is at least 130% of the conversion price of $15.07, subject to certain anti-dilution adjustments (the “Series A Conversion Price”) for 20 trading days during the 30-trading day period immediately preceding the conversion notice.

At any time on or after the second anniversary of the Series A Issuance Date, we have the option to convert all or any portion of the Series A Preferred Units into a number of common units determined by the then-applicable conversion rate, provided that (i) any conversion is for an amount of Common Units with an aggregate value of at least $10 million or such lesser amount that covers all of such holder’s (and its affiliates’) Series A Preferred Units, (ii) the common units are listed for, or admitted to, trading on a national securities exchange, (iii) the closing price of the common units is at least 160% of the Series A Conversion Price for 20 trading days during the 30-trading day period immediately preceding the conversion notice and (iv) we have an effective registration statement on file with the SEC covering resales of the underlying common units to be received by the holders of Series A Preferred Units upon such conversion.
Redemption
At our option at any time or at the option of the holders of the Series A Preferred Units beginning seven years after the Series A Issuance Date or in the event of a change of control, the Series A Preferred Units may be redeemed for a cash amount per Series A Preferred Unit (the “Series A Redemption Price”) equal to the product of (A) the number of outstanding Series A Preferred Units multiplied by (B) the greatest of (1) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve the Minimum IRR (as defined below), (2) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve a return on investment equal to 1.2 times with respect to such Series A Preferred Unit and (3) the Series A Issue Price plus accrued and unpaid distributions. For purposes of this paragraph, “Minimum IRR” means as of any measurement date: (a) prior to the fifth anniversary of the Series A Issuance Date, a 12.0% internal rate of return with respect to the Series A Preferred Units; (b) on or after the fifth anniversary of the Series A Issuance Date and prior to the sixth anniversary of the Series A Issuance Date, a 13.0% internal rate of return with respect to the Series A Preferred Units; and (c) on or after the sixth anniversary of the Series A Issuance Date, a 14.0% internal rate of return with respect to the Series A Preferred Units.
Board Rights
In connection with the issuance of the Series A Preferred Units, the holders of the Series A Preferred Units have the right to appoint one observer to the Board of Directors of our general partner (the “Board of Directors”) beginning five years after the Series A Issuance Date. The holders of the Series A Preferred Units have the right to appoint one member of the Board of Directors beginning six years after the Series A Issuance Date, and two additional members of the Board of Directors beginning seven years after the Series A Issuance Date.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
General
Our Cash Distribution Policy
The limited liability company agreement of the Operating Company requires it to distribute all of its cash on hand at the end of each quarter in an amount equal to its available cash for such quarter. In turn, our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter in an amount equal to our available cash for such quarter. Available cash for each quarter will be determined by the Board of Directors following the end of such quarter. “Available cash,” as used in this context, is defined in the limited liability company agreement of the Operating Company, our partnership agreement and in “How We Pay Distributions.” We expect that the Operating Company’s available cash for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate, and we expect that our available cash for each quarter will generally equal our Adjusted EBITDA for the quarter (and will be our proportional share of the available cash distributed by the Operating Company for that quarter), less cash needs for debt service and other contractual obligations, tax obligations, fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate. We define Adjusted EBITDA in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
The Board of Directors has in the past, and may in the future, allocate cash generated by our business to the repayment of outstanding borrowings under our secured revolving credit facility and may allocate such cash in other manners in which the Board of Directors determines to be appropriate at the time. The Board of Directors may further change its policy with respect to cash distributions in the future. We do not currently maintain a material reserve of cash for the purpose of maintaining stability or growth in our quarterly distribution, nor do we intend to incur debt to pay quarterly distributions, although the Board of Directors may change this policy.
Unlike other public companies, we do not currently intend to retain cash from our operations for capital expenditures necessary to replace our existing oil and natural gas reserves or otherwise maintain our asset base (“replacement capital expenditures”). The Board of Directors may change our distribution policy and decide to withhold replacement capital expenditures from cash available for distribution, which would reduce the amount of cash available for distribution in the quarter(s) in which any such amounts are withheld. Over the long term, if our reserves are depleted and our operators become unable to maintain production on our existing properties and we have not been retaining cash for replacement capital expenditures, the amount of cash generated from our existing properties will decrease and we may have to reduce the amount of distributions payable to our unitholders. To the extent that we do not withhold replacement capital expenditures, a portion of our cash available for distribution will represent a return of your capital.
It is our intent, subject to market conditions, to finance acquisitions of mineral and royalty interests that increase our asset base largely through external sources, such as borrowings under our secured revolving credit facility and the issuance of equity and debt securities, although the Board of Directors may choose to reserve a portion of cash generated from operations to finance such acquisitions as well. We do not currently intend to (i) maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise reserve cash for distributions, or (ii) incur debt to pay quarterly distributions, although the Board of Directors may do so if they believe it is warranted.
Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy
There is no guarantee that we will pay cash distributions to our unitholders each quarter. Our cash distribution policy is subject to certain restrictions, including the following:
•
Our sole cash-generating asset is our membership interest in the Operating Company. Therefore, our cash flow and resulting ability to make distributions is completely dependent upon the ability of the Operating Company to make distributions.

•
Our credit agreement contains, and our future debt agreements or other securities we may issue in the future may contain, certain financial tests and covenants that we would have to satisfy. We may also be prohibited from paying distributions if an event of default or borrowing base deficiency exists under our secured revolving credit facility. If we are unable to satisfy any current or future debt agreements, we could be prohibited from paying a distribution to you notwithstanding our stated distribution policy.

•
Our business performance may be volatile, and our cash flows may be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions may be volatile and may vary quarterly and annually.

•
We do not have a minimum quarterly distribution or employ structures intended to maintain or increase quarterly distributions over time. Furthermore, none of our limited partner interests are subordinate in right of distribution payment to the common units.

•
Our general partner has the authority to establish cash reserves for the prudent conduct of our business, and the establishment of, or increase in, those reserves could result in a reduction in cash distributions to our unitholders. Neither our partnership agreement nor the limited liability company agreement of the Operating Company sets a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner will be binding on our unitholders.

•
Prior to paying any distributions, we and the Operating Company will reimburse our general partner and its affiliates, including Kimbell Operating pursuant to its management services agreement discussed below, for all direct and indirect expenses they incur on our behalf. Our partnership agreement and the limited liability company agreement of the Operating Company provide that our general partner will determine the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. In addition, we have entered into a management services agreement with Kimbell Operating, which in turn has entered into separate service agreements with entities controlled by affiliates of certain of our Sponsors and certain Contributing Parties, pursuant to which they and Kimbell Operating provide management, administrative and operational services to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates, including Kimbell Operating, and to such other entities providing services to us and Kimbell Operating, will reduce the amount of cash to pay distributions to our common unitholders.

•
Prior to distributions on our common units, each holder of Class B units is entitled to receive cash distributions equal to 2.0% per quarter on their respective Class B Contribution.

•
Prior to distributions on our common units and Class B units, each holder of the Series A Preferred Units is entitled to receive a cumulative quarterly distribution equal to the amount set forth in the terms of the Series A Preferred Units.

•
Under Section 17-607 of the Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not pay a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•
We may lack sufficient cash to pay distributions to our common unitholders due to cash flow shortfalls attributable to a number of commercial or other factors as well as increases in general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

We expect to generally distribute a significant percentage of our cash from operations to our common unitholders on a quarterly basis, after, among other things, the establishment of cash reserves and payment of our expenses. To fund growth, we will need capital in excess of the amounts we may retain in our business. As a result, our growth may depend on our operators’ ability, and perhaps our ability in the future, to raise debt and equity capital from third parties in sufficient amounts and on favorable terms when needed. To the extent efforts to access capital externally are unsuccessful, our ability to grow will be significantly impaired.

We expect to pay our distributions for the quarters ending March 31, June 30 and September 30 by the earlier of (i) 20 business days following the publication of our results of operations with respect to such quarter or (ii) 60 days following the end of such quarter. We expect to pay our distributions for the quarter ending December 31 by the earlier of (i) 20 business days following the publication of our results of operations with respect to such quarter or (ii) 90 days following the end of such quarter.

HOW WE PAY DISTRIBUTIONS
General
Our partnership agreement requires that, for the quarters ending March 31, June 30 and September 30, we distribute all of our available cash to common unitholders of record on the applicable record date by the earlier of (i) 20 business days following the publication of our results of operations with respect to such quarter or (ii) 60 days following the end of such quarter. For the quarter ending December 31, our partnership agreement requires that we distribute all of our available cash to common unitholders of record on the applicable record date by the earlier of (i) 20 business days following the publication of our results of operations with respect to such quarter or (ii) 90 days following the end of such quarter. Our partnership agreement generally defines “available cash” for any quarter as:
•
the sum of:

•
all of our and our subsidiaries’ cash and cash equivalents on hand at the end of that quarter;

•
as determined by our general partner, all of our and our subsidiaries’ cash or cash equivalents on hand on the date of determination of available cash for that quarter resulting from working capital borrowings (as described below) made after the end of that quarter; and

•
all of our cash and cash equivalents received by us from distributions on OpCo common units by the Operating Company made with respect to that quarter subsequent to the end of that quarter and prior to the date of distribution of available cash;

•
less the amount of cash reserves established by our general partner to:

•
provide for the proper conduct of our business (including reserves for our future capital expenditures and for our future credit needs);

•
comply with applicable law or any debt instrument or other agreement or obligation to which we or our subsidiaries are a party or to which our or our subsidiaries’ assets are subject; or

•
provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.

Working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within 12 months with funds other than additional working capital borrowings. Please read “Cash Distribution Policy and Restrictions on Distributions.”
The limited liability company agreement of the Operating Company requires that, for the quarters ending March 31, June 30 and September 30, the Operating Company distribute its available cash to holders of record of its OpCo common units on the applicable record date by the earlier of (i) 20 business days following the publication by the managing member of the Operating Company of its results of operations with respect to such quarter or (ii) 60 days following the end of such quarter. For the quarter ended December 31, the limited liability company agreement of the Operating Company requires that the Operating Company distribute its available cash to holders of record of its OpCo common units on the applicable record date by the earlier of (i) 20 business days following the publication by the managing member of the Operating Company of its results of operations with respect to such quarter or (ii) 90 days following the end of such quarter. The limited liability company agreement of the Operating Company generally defines “available cash” for any quarter as:
•
the sum of:

•
all cash and cash equivalents of the Operating Company and its subsidiaries on hand at the end of that quarter; and

•
as determined by the managing member of the Operating Company, all cash or cash equivalents of the Operating Company and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings (as described below) made after the end of that quarter;

•
less the amount of cash reserves established by the managing member of the Operating Company to:

•
provide for the proper conduct of the business of the Operating Company and its subsidiaries (including reserves for future capital expenditures and for future credit needs of the Operating Company and its subsidiaries);

•
comply with applicable law or any debt instrument or other agreement or obligation to which the managing member of the Operating Company, the Operating Company or any of their subsidiaries is a party or to which its assets are subject; and

•
provide funds for distributions to the Operating Company’s unitholders for any one or more of the next four quarters.

Working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within 12 months with funds other than additional working capital borrowings. Please read “Cash Distribution Policy and Restrictions on Distributions.”
In addition, the limited liability company agreement of our general partner contains provisions that prohibit certain actions without a supermajority vote of at least 66 2∕3% of the members of the Board of Directors, including:
•
the incurrence of borrowings in excess of 2.5 times our Debt to EBITDAX Ratio for the preceding four quarters;

•
the reservation of a portion of cash generated from operations to finance acquisitions;

•
modifications to the definition of “available cash” in our partnership agreement; and

•
the issuance of any partnership interests that rank senior in right of distributions or liquidation to our common units.

Please read “The Partnership Agreement — Certain Provisions of the Agreement Governing our General Partner.”
Method of Distributions
Subject to the distribution preferences of the Series A Preferred Units and the Class B units, we intend to distribute available cash to our common unitholders pro rata. Our partnership agreement permits, but does not require, us to borrow to pay distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter. The Class B units will receive the distribution preference described below under “— Class B Units.” The Series A Preferred Units will receive the distribution preference described below under “— Series A Preferred Units.”
Common Units
As of July 31, 2026, we had 100,895,984 common units outstanding. Subject to the distribution preferences of the Series A Preferred Units and the Class B units, each common unit is entitled to receive cash distributions to the extent we distribute available cash. Common units do not accrue arrearages. Subject to the voting rights of the Series A Preferred Units, our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank.
Class B Units
As of July 31, 2026, we had 13,807,606 Class B units outstanding. Each holder of Class B units pays five cents per Class B unit to us as an additional capital contribution for the Class B units (such aggregate amount, the “Class B Contribution” and such per unit amount, the “Class B Capital Contribution Per Unit Amount”) in exchange for Class B units. Each holder of Class B units is entitled to receive cash distributions equal to 2.0% per quarter on their respective Class B Contribution subsequent to distributions on the Series A Preferred Units but prior to distributions on our common units.

Please read “Description of our Common Units and Class B Units — Our Class B Units.”
Series A Preferred Units
Until the conversion of the Series A Preferred Units into common units or their redemption, holders of the Series A Preferred Units are entitled to receive cumulative quarterly distributions equal to 6.0% per annum plus accrued and unpaid distributions. We have the right, in any four non-consecutive quarters, to elect not to pay such quarterly distribution in cash and instead have the unpaid distribution amount added to the liquidation preference at the rate of 10.0% per annum. If we make such an election in consecutive quarters or otherwise materially breach our obligations to the holders of the Series A Preferred Units, the distribution rate will increase to 20.0% per annum until the accumulated distributions are paid in full in cash, or any such material breach is cured, as applicable. Each holder of Series A Preferred Units has the right to share in any special distributions by us of cash, securities or other property pro rata with the common units on an as-converted basis, subject to customary adjustments. We are not able to pay any distributions on any junior securities, including any of the common units, prior to paying the quarterly distribution payable to the Series A Preferred Units, including any previously accrued and unpaid distributions.
Please read “Description of Preferred Units.”
General Partner Interest
Our general partner owns a non-economic general partner interest in us and therefore is not entitled to receive cash distributions. However, it may acquire common units and other partnership interests in the future and will be entitled to receive pro rata distributions in respect of those partnership interests.

THE PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of our partnership agreement. We also summarize certain material provisions of the limited liability company agreement of our general partner. We will provide investors and prospective investors with a copy of our partnership agreement upon request at no charge.
We summarize the following provisions of our partnership agreement elsewhere in this prospectus:
•
with regard to distributions of cash, please read “How We Pay Distributions”;

•
with regard to the rights of holders of common units and Class B units, please read “Description of Our Common Units and Class B Units”;

•
with regard to the rights of holders of Series A Preferred Units, please read “Description of the Preferred Units”; and

•
with regard to certain tax matters relating to our common units, please read “Material United States Federal Income Tax Consequences.”

Organization and Duration
We were organized in October 2015. We are a Delaware limited partnership for state law purposes. We are treated as an entity taxable as a corporation for United States federal income tax purposes. Please read “About Kimbell Royalty Partners, LP.” We will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.
Purpose
Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.
Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than our current business of owning mineral and royalty interests, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Cash Distributions
Our partnership agreement specifies the manner in which we will pay distributions to holders of our common units, Class B units and Series A Preferred Units. For a description of these distributions, please read “How We Pay Distributions.”
Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”
Voting Rights
The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require the approval of a majority of the outstanding common units, Class B units and Series A Preferred Units (voting on an as-converted basis), voting together as a single class, except that the Series A Preferred Units will not vote with the outstanding common units and Class B units on any amendment to our partnership agreement requiring the approval of the outstanding common units pursuant to Section 13.3(c) of our partnership agreement.
In voting their common units, our general partner and its affiliates have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied covenant of good faith and fair dealing. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called (including units deemed owned by our general partner) represented in person or by proxy shall constitute a quorum at a meeting of such unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.
The following is a summary of the vote requirements specified for certain matters under our partnership agreement.
Issuance of additional units	No approval right by common unitholders. Certain issuances will require approval by 66 2∕3% of the holders of the Series A Preferred Units. Please read “— Issuance of Additional Partnership Interests.”
Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Certain other amendments that would materially adversely affect any of the rights, preferences and privileges of the Series A Preferred Units will require the approval of holders of 66 2∕3% of the Series A Preferred Units. Certain amendments that would alter, amend or repeal the voting rights of the Class B units or adopt any provision of our partnership agreement inconsistent with the voting rights of the Class B units will require the approval of holders of a majority of the Class B units. Other amendments generally require the approval of the holders of a unit majority. Please read “— Amendment of the Partnership Agreement.”
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances, and if such merger or sale would materially adversely affect any of the rights, preferences and privileges of the Series A Preferred Units, the affirmative vote of 66 2∕3% of Series A Preferred Units. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “— Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “— Dissolution.”
Withdrawal of our general partner	Under most circumstances, the approval of unitholders holding a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2026 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”
Removal of our general partner	Not less than 66 2∕3% of the outstanding units, including common units and Class B units held by our general partner and its affiliates, for cause. Any removal of our general partner is also subject to the approval of a successor general partner by the holders of a unit majority. Please read “— Withdrawal or Removal of Our General Partner.”
Transfer of our general partner interest	Our general partner may transfer any or all of its general partner interest in us without a vote of our unitholders. Please read “— Transfer of General Partner Interest.”
Transfer of ownership interests in our general partner	No unitholder approval required. Please read “— Transfer of Ownership Interests in Our General Partner.”

If any person or group other than (a) our general partner and its affiliates, (b) the Contributing Parties and their respective affiliates, (c) a direct or subsequently approved transferee of our general partner or its affiliates, (d) purchasers specifically approved by our general partner, (e) any holder of Series A Preferred Units in connection with any vote, consent or approval of the Series A Preferred Units as a separate class, or on an as-converted basis with the holders of the common units, on any matter, or (f) any person or group who owns 20% or more of our partnership interests of a class as the result of (i) any redemption or purchase of any other person’s or persons’ partnership interests by us or other similar action by us or (ii) any conversion of Series A Preferred Units into common units, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group loses voting rights on all of its units.
Voting Rights of Class B Units
Each holder of Class B units is entitled to receive notice of, be included in any requisite quora for, and participate in any and all approvals, votes or other actions of our partners on a pro rata basis as, and treating such persons for all purposes as if they are, unitholders holding our common units, including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Act or any other applicable law, rule or regulation, except as otherwise explicitly provided in our partnership agreement. The affirmative vote of the holders of a majority of the voting power of all Class B units voting separately as a class is required to alter, amend or repeal this provision or to adopt any provision of our partnership agreement inconsistent with this provision.
Voting Rights of Series A Preferred Units
The affirmative vote of 66 2∕3% of the Series A Preferred Units, voting separately as a class, will be required for us to, or to permit any of our subsidiaries to (in each case, directly or indirectly, including by way of amendment to our partnership agreement, by merger, consolidation, reclassification or otherwise):
(1)
incur certain indebtedness for borrowed money (including under a customary credit facility) that would be included in the definition of “total debt” under our credit agreement (but assuming for such purposes that any undrawn letters of credit or bank guarantees constitute “total debt” under our credit agreement), if (i) the increase in the distribution rate on our Series A Preferred Units to 20.0% per annum as described above under “Description of the Preferred Units —  Distributions” is applicable, or (ii) pro forma for such incurrence and the application of any proceeds thereof, our adjusted leverage ratio would exceed 2.5x;

(2)
borrow under our credit agreement, at any time, an amount exceeding 95% of our and our subsidiaries’ “PV10” (as defined in our partnership agreement) calculated based on our most recent reserve report;

(3)
enter into certain new or replacement credit facilities;

(4)
incur certain indebtedness for borrowed money (except for indebtedness under a customary credit facility), subject to exceptions for:

a.
indebtedness among us and our subsidiaries;

b.
indebtedness that, in the aggregate, together with all other indebtedness permitted by the partnership agreement does not exceed $5,000,000 in principal amount outstanding;

c.
indebtedness in respect of certain capital leases or purchase money financings in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

d.
indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

e.
any renewals, refinancings or extensions of any of the foregoing;

(5)
enter into, adopt or agree to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of distributions on, or the redemption of, the Series A Preferred Units)

under any debt agreements that would be more materially restrictive, taken as a whole, on the payment of dividends on, or redemption of, the Series A Preferred Units than those existing in our debt agreements as of the Series A Issuance Date;
(6)
declare, or pay, any distribution on or repurchase or redeem any securities that rank junior in distribution rights to the Series A Preferred Units (including, for the avoidance of doubt, the common units) if (i) our pro forma adjusted leverage ratio exceeds 3.0, immediately after giving effect thereto or (ii) the increase in the distribution rate on our Series A Preferred Units to 20.0% per annum as described above under “Description of the Preferred Units - Distributions” is applicable;

(7)
declare, or pay, any special or one-time distribution with respect to any class of securities that rank junior in distribution rights to the Series A Preferred Units (including, for the avoidance of doubt, the common units), including any distribution that is not out of available cash, unless such special or one-time distribution is made on a pro rata basis to the Series A Preferred Units and any class of securities that have distribution rights parity to the Series A Preferred Units;

(8)
form or create any subsidiaries, other than wholly-owned subsidiaries, issue, or permit to be issued, any equity securities of any subsidiaries (other than (a) to wholly-owned subsidiaries or (b) in the case of the Operating Company, Opco common units), and we are permitted to own each of (i) OGM Partners I, RCPTX, Ltd. and Oakwood Minerals I, L.P. as non-wholly-owned subsidiaries, in the proportions owned as of the date of our partnership agreement and (ii) the Operating Company as a non-wholly-owned subsidiary;

(9)
to the fullest extent permitted by law, take certain bankruptcy-related actions;

(10)
make, change or revoke any entity classification election in respect of us or any of our subsidiaries for United States federal income tax purposes or relevant state or local income tax purposes, except as expressly provided in Section 9.1 of our partnership agreement;

(11)
except for certain permitted transactions, enter into, or modify, any agreement or transaction between or among us and/or our subsidiaries, on the one hand, and our general partner, its officers or employees or members of the Board of Directors and/or their respective affiliates (other than us and our wholly-owned subsidiaries) on the other hand;

(12)
except for certain permitted dispositions, sell, lease, assign, convey or otherwise dispose of (including by farmout or similar transaction) any of our or our subsidiaries’ oil and gas properties having a fair market value in excess of $50 million in any fiscal year and $125 million in the aggregate while any Series A Preferred Units are outstanding;

(13)
enter into certain change of control transactions unless, in connection therewith, we redeem in full for cash all of the outstanding Series A Preferred Units in accordance with our partnership agreement; or

(14)
amend or amend and restate our partnership agreement, our certificate of limited partnership or the organizational documents of our subsidiaries (including by merger or otherwise or any amendment contemplated by and made in accordance with our partnership agreement), or the organizational documents of the Partnership’s subsidiaries if such amendment is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment will be deemed to have such a materially adverse impact if such amendment would:

a.
reduce the Series A Distribution Amount or the Series A Quarterly Distribution (as such terms are defined in our partnership agreement), change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any accumulated distributions or partial period distributions), or change the seniority rights of the holders of the Series A

Preferred Units as to the payment of distributions in relation to the holders of any other class or series of our partnership interests;
b.
reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of our assets, of us, or change the seniority of the liquidation preferences of the holders of the Series A Preferred Units in relation to the rights of the holders of any other class or series of our partnership interests upon our liquidation, dissolution and winding up; or

c.
make the Series A Preferred Units redeemable or convertible at our option other than as set forth in our partnership agreement.

In addition, the affirmative vote of 66 2∕3% of the Series A Preferred Units, voting separately as a class, will be required for us to issue, authorize or create any additional Series A Preferred Units or any class or series of partnership interests (or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any class or series of partnership interests) that, with respect to distributions on such partnership interests or distributions in respect of such partnership interests upon our liquidation, dissolution and winding up, ranks equal to or senior to the Series A Preferred Units.
Applicable Law; Forum, Venue and Jurisdiction
Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings: arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us):
•
brought in a derivative manner on our behalf;

•
asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•
asserting a claim arising pursuant to any provision of the Delaware Act; or

•
asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims.
By purchasing our securities, a unitholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware court) in connection with any such claims, suits, actions or proceedings. This exclusive forum provision does not apply to a cause of action brought under federal or state securities laws.
Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action. Unitholders will not be deemed, by operation of the choice of forum provisions alone, to have waived claims arising under the federal securities laws and the rules and regulations thereunder.

Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he, she or it otherwise acts in conformity with the provisions of the partnership agreement, his, her or its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he, she or it is obligated to contribute to us for his, her or its common units plus his, her or its share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:
•
to remove or replace our general partner for cause;

•
to approve some amendments to our partnership agreement; or

•
to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he, she or it became a limited partner and that could not be ascertained from our partnership agreement.
Our subsidiaries conduct business in 28 states and we may have subsidiaries that conduct business in additional states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.
Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner for cause, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Issuance of Additional Partnership Interests
Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders except that we will need the consent of 66 2∕3% of the outstanding Series A Preferred Units to issue, authorize or create any additional Series A Preferred Units or any class or series of partnership interests (or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any class or series of partnership interests) that, with respect to distributions on such partnership interests or distributions in respect of such partnership interests upon our liquidation, dissolution and winding up, ranks equal to or senior to the Series A Preferred Units.
Subject to certain limited exceptions, we will not issue any additional common units unless we contribute the net cash proceeds or other consideration received from the issuance of such additional common units to the Operating Company in exchange for an equivalent number of OpCo common units. It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.
In accordance with Delaware law and the provisions of our partnership agreement, subject to the voting rights of the Series A Preferred Units, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which our common units and Class B units are not entitled. In addition, subject to the voting rights of the Series A Preferred Units, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior in right of distributions or liquidation to our common units and Class B units.
Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The common unitholders do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.
In addition, pursuant to the terms of the Exchange Agreement, each holder of OpCo common units is able to tender Tendered Units for redemption to the Operating Company. Each Tendering Holder has the right to receive, at the election of the Operating Company, either a number of our common units equal to the number of Tendered Units or a cash payment equal to the number of Tendered Units multiplied by the current market price of our common units calculated in accordance with our partnership agreement. Please read “Description of our Common Units and Class B Units — Our Class B Units — Exchange Right.”
Amendment of the Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to propose or approve any amendment to our partnership agreement in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by the holders of a unit majority. In addition, (i) any amendment materially adversely affects any of the rights, preferences and privileges of the Series A Preferred Units must be approved by the affirmative vote of 66 2∕3% of the Series A Preferred Units, voting separately as a class, and (ii) any amendment that would alter, amend or repeal the voting rights of the Class B units or adopt any provision of our partnership agreement inconsistent with the voting rights of the Class B units must be approved by the affirmative vote of the holders of a majority of the voting power of all Class B units voting separately as a class.

Prohibited Amendments
No amendment may be made that would:
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enlarge the duties or payment obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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enlarge the duties or payment obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

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The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of the date of this prospectus, all directors and officers of our general partner as a group own or control less than 20% of our outstanding common units and Class B units.

No Limited Partner Approval
Subject to the voting rights of the Series A Preferred Units and the Class B units, our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:
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a change in our name, the location of our principal office, our registered agent or our registered office;

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the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state;

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a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

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an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

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an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

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any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

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any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with our conduct of activities as otherwise permitted by our partnership agreement;

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an amendment providing that any transferee of a limited partner interest (including any nominee holder or an agent or representative acquiring such limited partner interest for the account of another person) shall be deemed to certify that the transferee is not an Ineligible Holder (as defined below);

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conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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any other amendments substantially similar to any of the matters described in the clauses above.

In addition, subject to the voting rights of the Series A Preferred Units, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:
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do not adversely affect in any material respect the limited partners, considered as a whole, or any particular class of partnership interests as compared to other classes of partnership interests;

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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

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are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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are required to effect the intent expressed in the prospectus related to our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

The affirmative vote of 66 2∕3% of the Series A Preferred Units, voting separately as a class, would be necessary on any matter (including a merger, consolidation or business combination) that would materially adversely affect any of the rights, preferences and privileges of the Series A Preferred Units.
Opinion of Counsel and Unitholder Approval
For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain such an opinion.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner for cause or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced.
Any amendment that would increase the percentage of units required to remove our general partner for cause must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 66 2∕3% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.
Certain Provisions of the Agreement Governing our General Partner
The limited liability company agreement of our general partner contains provisions that prohibit certain actions without a supermajority vote of at least 66 2∕3% of the members of the Board of Directors, including:
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the incurrence of borrowings in excess of 2.5 times our Debt to EBITDAX Ratio (as defined below) for the preceding four quarters;

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the reservation of a portion of cash generated from operations to finance acquisitions;

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modifications to the definition of “available cash” in our partnership agreement; and

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the issuance of any partnership interests that rank senior in right of distributions or liquidation to our common units.

As used in the limited liability company agreement of our general partner, the term “Debt to EBITDAX Ratio” refers to the ratio of (i) the total debt of the Partnership and its consolidated subsidiaries as of the relevant determination date to (ii) EBITDAX (as defined in such agreement) of the Partnership and its consolidated subsidiaries for the most recent four fiscal quarter period, subject to certain exceptions.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.
In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Further, the affirmative vote of 66 2∕3% of the Series A Preferred Units, voting separately as a class, would be required for certain asset sales or if any such sale, merger, consolidation or other combination is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Please read “— Voting Rights.” Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.
If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.
Dissolution
We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:
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the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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the entry of a decree of judicial dissolution of our partnership; or

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the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability under Delaware law of any limited partner.
Liquidation and Distribution of Proceeds
Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Upon our liquidation, dissolution and winding up, the holders of the Series A Preferred Units would be entitled to receive, prior to making any distribution of any of our assets to the holders of our common units or to the holders of any other class or series of our equity securities, an amount per Series A Preferred Unit equal to the Series A Redemption Price. After making such distribution to the holders of the Series A Preferred Units, and prior to making any distribution of any of our assets to the holders of our common units, the holders of the then outstanding Class B units will be entitled to receive the Class B Unit Contribution in respect of each such Class B Unit.
Withdrawal or Removal of Our General Partner
Except as provided below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2026 without obtaining the approval of the holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after December 31, 2026, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.
Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest.”
Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read “— Dissolution.”
Our general partner may not be removed unless that removal is both (i) for cause and (ii) approved by the vote of the holders of not less than 66 2∕3% of the outstanding units, voting together as a single class, including common units and Class B units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a unit majority. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable to the partnership or any limited partner for actual fraud or willful misconduct in its capacity as our general partner. Under this definition, “cause” generally does not include charges of poor management of the business. The ownership of more than 33 1∕3%

of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.
As of the date of this prospectus, all directors and officers of our general partner as a group own or control less than 20% of our outstanding common units and Class B units, and our Sponsors indirectly own and control our general partner.
In the event of the removal of our general partner or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.
Transfer of General Partner Interest
At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.
Transfer of Ownership Interests in Our General Partner
At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or any third party without the approval of our unitholders.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Kimbell Royalty GP, LLC as our general partner or from otherwise changing our management. Please read “— Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than (a) our general partner and its affiliates, (b) the Contributing Parties and their respective affiliates, (c) a direct or subsequently approved transferee of our general partner or its affiliates, (d) purchasers specifically approved by our general partner, (e) any holder of Series A Preferred Units in connection with any vote, consent or approval of the Series A Preferred Units as a separate class, or on an as-converted basis with the holders of the common units, on any matter or (f) any person or group who owns 20% or more of our partnership interests of a class as the result of (i) any redemption or purchase of any other person’s or persons’ partnership interests by us or other similar action by us, or (ii) any conversion of Series A Preferred Units into common units, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group loses voting rights on all of its units.

Limited Call Right
If at any time our general partner and its affiliates (including our Sponsors and their respective affiliates) hold more than 80% of the sum of (i) the number of common units then outstanding and (ii) the number of Class B units then outstanding equal to the number of OpCo common units, our general partner shall then have the right, which right it may assign and transfer in whole or in part to any of its affiliates or to us, exercisable at our general partner’s option, to purchase all, but not less than all, of such common units and Class B units (and treating the common units and Class B units as a single class of units) then outstanding held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:
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the highest per unit price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased during the 90 day period preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his, her or its limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his, her or its common units in the market. Please read “Material United States Federal Income Tax Consequences — Tax Consequences to United States Holders — Disposition of Common Units” and “Material United States Federal Income Tax Consequences — Tax Consequences to Non-United States Holders — Disposition of Common Units.”
Meetings; Voting
Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date are entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.
Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a unit has a vote according to his, her or its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Partnership Interests.”
However, if at any time any person or group, other than (a) our general partner and its affiliates, (b) the Contributing Parties and their respective affiliates, (c) a direct or subsequently approved transferee of our general partner or its affiliates, (d) purchasers specifically approved by our general partner, (e) any holder of Series A Preferred Units in connection with any vote, consent or approval of the Series A Preferred Units as a separate class, or on an as-converted basis with the holders of the common units, on any matter, or (f) any person or group who owns 20% or more of our partnership interests of a class as the result of (i) any redemption or purchase of any other person’s or persons’ partnership interests by us or other similar action by us or (ii) any conversion of Series A Preferred Units into common units, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his, her or its nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent or an exchange agent.
Status as Limited Partner
By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to our units transferred when such transfer and admission are reflected in our books and records. Except as described under “— Limited Liability,” our common units and Class B units are fully paid, and unitholders are not required to make additional contributions and the Series A Preferred Units are fully paid, and such unitholders are not required to make additional contributions.
Ineligible Holders; Redemption
Under our partnership agreement, an “Ineligible Holder” is a limited partner whose, or whose owners’, nationality, citizenship or other related status would create a substantial risk of cancellation or forfeiture of any property in which we have an interest, as determined by our general partner with the advice of counsel.
If at any time our general partner determines, with the advice of counsel, that one or more limited partners are Ineligible Holders, then our general partner may request any limited partner to furnish to our general partner an executed certification or other information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish such certification or other requested information within 30 days (or such other period as our general partner may determine) after a request for such certification or other information, or our general partner determines after receipt of the information that the limited partner is an Ineligible Holder, the limited partner may be treated as an Ineligible Holder. An Ineligible Holder does not have the right to direct the voting of its units and may not receive distributions in kind upon our liquidation.
Furthermore, we have the right to redeem all of our units of any holder that our general partner concludes is an Ineligible Holder or fails to furnish the information requested by our general partner. The redemption price in the event of such redemption for each unit held by such unitholder will be the current market price of such unit (the date of determination of which shall be the date fixed for redemption). The redemption price will be paid, as determined by our general partner, in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.
Indemnification
Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
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our general partner;

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any departing general partner;

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any person who is or was an affiliate of our general partner or any departing general partner;

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any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of us, our subsidiaries or any entity set forth in the preceding three bullet points;

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any person who is or was serving as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

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any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Kimbell Operating, a wholly owned subsidiary of our general partner, provides management, administrative and operational services to us pursuant to a management services agreement. These services are provided indirectly by affiliates of our general partner and certain of our Sponsors. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed.
Books and Reports
Our general partner is required to keep appropriate books of our business at our principal offices. These books are maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will mail or make available to record holders of our units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter. We are deemed to have made any such annual or quarterly report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.
Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:
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a current list of the name and last known address of each record holder;

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copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

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certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners any information that our general partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which our general partner in good faith believes is not in our best interests, could damage us or our business or that we are required by law, regulation or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material United States federal income tax consequences related to the purchase, ownership and disposition of our common units by a unitholder that holds our common units as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address all aspects of United States federal income taxation or the tax considerations arising under the laws of any non-United States, state, or local jurisdiction, the Medicare tax on net investment income or under United States federal estate or gift tax laws. In addition, except as expressly described in this summary, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws, such as (without limitation):
•
banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers or brokers in stocks or securities or foreign currencies;

•
United States holders (as defined below) whose functional currency is not the U.S. dollar;

•
traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid United States federal income tax;

•
persons subject to the alternative minimum tax;

•
partnerships (including entities or arrangements treated as partnerships for United States federal income tax purposes) or other pass-through entities for United States federal income tax purposes or holders of interests therein;

•
S corporations (or investors in S corporations);

•
persons that hold or are deemed to sell our common units as a result of a constructive sale;

•
persons that acquired our common units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
certain former citizens or long-term residents of the United States;

•
real estate investment trusts, regulated investment companies or mutual funds;

•
persons that hold our common units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•
persons required for United States federal income tax purposes to accelerate the recognition of any item of gross income with respect to our common units as a result of such income being recognized on an applicable financial statement; and

•
persons that hold our common units other than as a capital asset.

If a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) investing in our common units to consult their tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of our common units by such partnership.
YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON UNITS ARISING UNDER THE UNITED STATES FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Corporate Status
Although we are a Delaware limited partnership, we are treated as an entity taxable as a corporation for United States federal income tax purposes as a result of our election to be taxed as a corporation for United States federal income tax purposes. Thus, we are obligated to pay United States federal income tax on our net taxable income, and distributions on our common units are treated as distributions on corporate stock for United States federal income tax purposes. Currently, the corporate United States federal income tax rate is 21%. In addition, no Schedule K-1s will be issued with respect to the common units; instead, holders of common units will receive a Form 1099-DIV from us with respect to distributions received on the common units.
Tax Consequences to United States Holders
The discussion in this section is addressed to holders of our common units who are United States holders. You are a United States holder for purposes of this discussion if you are a beneficial owner of our common units and you are, for United States federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Treatment of Distributions
Distributions with respect to our common units will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the United States holder’s adjusted tax basis in such common units, which reduces such basis dollar-for-dollar (but not below zero), and thereafter as capital gain from the sale or exchange of such common units. Please read “— Disposition of Common Units.” Such gain will be long-term capital gain provided that the United States holder has held such common units for more than one year as of the time of the distribution. Individuals that receive distributions on our common units that are treated as dividends for United States federal income tax purposes generally will be subject to the lower capital gains rate applicable to “qualified dividend income” provided certain holding period requirements are met. United States holders that are corporations for United States federal income tax purposes that receive a distribution from us treated as a dividend for United States federal income tax purposes may be eligible for the corporate dividends-received deduction (subject to certain limitations, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the common units on which the dividends were paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its common units).
Investors in our common units are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our common units that do not qualify as dividends for United States federal income tax purposes, including, in the case of corporate investors, the inability to claim the corporate dividends-received deduction with respect to such distributions.
Disposition of Common Units
A United States holder of common units generally will recognize capital gain or loss on a sale, an exchange, certain redemptions, or other taxable dispositions of our common units equal to the difference, if any, between the amount realized upon the disposition of such common units and the United States holder’s adjusted tax basis in those units. A United States holder’s tax basis in the common units generally will be equal to the amount paid for such units, reduced (but not below zero) by distributions received on such units that are not treated as dividends for United States federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the United States holder’s holding period for the units sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum United States federal income tax rate, currently 20%. The deductibility of net capital losses is subject to limitations.
Investment by Tax-Exempt Investors and Regulated Investment Companies
A tax-exempt investor will not have unrelated business taxable income attributable to its ownership of common units or to its sale, exchange or other disposition of common units unless its ownership of common units is debt-financed. In general, common units would be debt-financed if the tax-exempt investor incurs debt to acquire common units or otherwise incurs or maintains a debt that would not have been incurred or maintained if those common units had not been acquired.
Distributions that constitute dividends with respect to the common units will result in income that is qualifying income for a regulated investment company or a mutual fund. Furthermore, any gain from the sale, exchange or other disposition of the common units will constitute gain from the sale, exchange or other disposition of stock or securities and will also result in income that is qualifying income for a regulated investment company. Finally, the common units will constitute qualifying assets to regulated investment companies, which generally must own at least 50% in qualifying assets and not more than 25% in certain nonqualifying assets at the end of each quarter, provided such regulated investment companies do not violate certain percentage ownership limitations with respect to the common units.
Backup Withholding and Information Reporting
Information returns generally will be filed with the IRS with respect to distributions on our common units and the proceeds from a disposition of our common units. United States holders may be subject to backup withholding on distributions with respect to our common units and on the proceeds of a disposition of our common units unless such United States holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a United States holder’s United States federal income tax liability, and the United States holder may be entitled to a refund, provided the United States holder timely furnishes the required information to the IRS. United States holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Tax Consequences to Non-United States Holders
The discussion in this section is addressed to holders of our common units who are non-United States holders. For purposes of this discussion, a non-United States holder is a beneficial owner of our common units that is neither a partnership for United States federal income tax purposes nor a United States holder as defined above.

Treatment of Distributions
Distributions with respect to our common units will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to dividends effectively connected with a trade or business, each of which is discussed below, a distribution treated as a dividend paid to a non-United States holder on our common units generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-United States holder’s adjusted tax basis in its common units (but not below zero). The remaining amount of such distribution will be treated as gain from the sale of such common units and will have the tax consequences described below under “— Disposition of Common Units.” The rules applicable to distributions by “USRPHCs” to non-United States persons that exceed current and accumulated earnings and profits are not clear. As a result, to the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, it is possible that United States federal income tax, at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), may be withheld from such distributions received by non-United States holders. To receive the benefit of a reduced treaty rate on distributions, a non-United States holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) certifying qualification for the reduced rate.
Non-United States holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our common units, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any over withheld amounts.
Distributions treated as dividends that are paid to a non-United States holder and are effectively connected with a trade or business conducted by the non-United States holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-United States holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Effectively connected dividend income will not be subject to United States withholding tax if the non-United States holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or other appropriate form) certifying eligibility for the exemption. If the non-United States holder is a corporation, that portion of the corporation’s earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its United States trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by a non-United States holder that is a corporation for United States federal income tax purposes) may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable tax treaty.
Disposition of Common Units
Subject to the discussion below under “— Backup Withholding and Information Reporting,” a non-United States holder generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of our common units unless:
•
the non-United States holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-United States holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-United States holder in the United States); or

•
our common units constitute a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-United States holder in the United States.

A non-United States holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by United States source capital losses, provided that the non-United States holder has timely filed United States federal income tax returns with respect to such losses).
A non-United States holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, will be subject to United States federal income tax on any such gain recognized on a net income basis at the same graduated rates generally applicable to United States persons unless an applicable tax treaty provides otherwise. If the non-United States holder is a corporation for United States federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits, as adjusted for certain items, which may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, as long as our common units are “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), a non-United States holder will be treated as disposing of a United States real property interest and will be taxable on gain recognized on the disposition of our common units as a result of our status as a USRPHC only if the non-United States holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-United States holder’s holding period for the common units, more than 5% of our common units. If our common units were not considered to be regularly traded on an established securities market, all non-United States holders would be subject to United States federal income tax on a disposition of our common units, and a 15% withholding tax would apply to the gross proceeds from the sale of our common units by such non-United States holder.
Non-United States holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common units.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS and to each non-United States holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.
Payments of dividends to a non-United States holder generally will not be subject to backup withholding if the non-United States holder establishes an exemption by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.
Payments of the proceeds from a sale or other disposition by a non-United States holder of our common units effected by or through a United States office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-United States holder establishes an exemption by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-United States holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common units effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-United States holder and certain other conditions are met, or the non-United States holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common units effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the United States income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.
Additional Withholding Requirements under Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any dividends paid on our common units if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the United States government to withhold on certain payments, and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

INVESTMENT IN KIMBELL ROYALTY PARTNERS, LP BY EMPLOYEE BENEFIT PLANS
An investment in our securities by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, restrictions imposed by Section 4975 of the Code, and/or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs and entities whose underlying assets are considered to include “plan assets” of such plans, accounts or arrangements. In considering an investment in our securities, among other things, consideration should be given to:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•
whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our securities or (2) an undivided interest in our underlying assets;

•
whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material United States Federal Income Tax Consequences — Tax-Exempt Organizations and Other Investors”; and

•
whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our securities is authorized by the appropriate governing instrument and is a proper investment for the plan.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.
Plan Asset Issues
In addition to considering whether the purchase of our securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our securities, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The United States Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:
(1)
the equity interests acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)
the entity is an “operating company” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)
there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our securities should consult with their own counsel regarding the consequences under ERISA, the Code and any other applicable Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDERS
This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 9,500,000 common units issuable upon the exchange of the OpCo common units and a corresponding number of Class B units owned by the selling unitholders identified below.
On July 16, 2026, we, the Operating Company, and certain of our subsidiaries entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Rivercrest Capital Partners LP, a Delaware limited partnership (“Rivercrest Capital”), Rivercrest Capital Partners II LP, a Delaware limited partnership (“Rivercrest Capital II”), and Cupola Royalty Direct, LLC, a Delaware limited liability company, pursuant to which we agreed to acquire (a) certain mineral interests, overriding royalty interests, royalty interests and other interests in oil and gas properties and (b) certain partnership interests in OGM Partners I, a Texas general partnership (“OGM”), and RCPTX, Ltd., a Texas limited partnership (“RCPTX”), that were not already owned by us. The transactions contemplated by the Purchase Agreement are referred to herein as the “Acquisition.”
The closing of the Acquisition occurred on August 21, 2026. In connection with the closing of the Acquisition, we issued 9,500,000 OpCo common units and an equal number of Class B units to the selling unitholders named herein. The OpCo common units and Class B units were issued in a private placement exempt from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act.
Pursuant to the terms of the Purchase Agreement, on August 21, 2026, in connection with the closing of the Acquisition, we entered into a registration rights agreement with the selling unitholders named herein (the “Registration Rights Agreement”).
The following table sets forth the name of each selling unitholder, the number of common units beneficially owned prior to the offering, the number of Class B units beneficially owned prior to the offering, the number of common units that may be offered from time to time for each selling unitholder’s account and the amount to be owned and the percentage of common units outstanding beneficially owned by each selling unitholder following the completion of the offering (assuming each selling unitholder sells all of the common units covered by this prospectus).
Certain officers and managers or controlling persons of the selling unitholders also serve as officers and/or directors of Kimbell Royalty GP, LLC, a Delaware limited liability company and our general partner (“Kimbell GP”), the Operating Company and their respective subsidiaries. Certain of the selling unitholders are direct or indirect beneficial owners of limited partner interests in Kimbell and the Operating Company. Since the time of Kimbell’s initial public offering, Kimbell has indirectly owned controlling interests in OGM and RCPTX.
We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, the selling unitholders identified below may sell all or a portion of the common units registered hereby or some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The registration of these common units does not necessarily mean that the selling unitholders will sell all or any portion of the common units covered by this prospectus.
Selling Unitholder	Common Units Beneficially Owned Prior to the Offering(1)	Class B Units Beneficially Owned Prior to the Offering	Common Units Being Offered(2)(3)	Common Units Beneficially Owned After the Offering(3)
				Number of Units	Percent
Rivercrest Capital Partners LP(4)	8,000,179	8,000,179	5,187,000	2,813,179	2.5%
Rivercrest Capital Partners II LP(5)	4,075,500	4,075,500	4,075,500	0	0%
Cupola Royalty Direct, LLC(6)	500,880	500,880	237,500	263,380	*
Total	12,576,559	12,576,559	9,500,000	3,076,559	2.8%

*
Less than 1%.

(1)
Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)
Assumes the full exchange of all outstanding OpCo common units and Class B units issued to the selling unitholders for common units.

(3)
Assumes the sale of all common units of the applicable selling unitholder being offered pursuant to this registration statement. The percentages are calculated based on 110,395,984 common units, which is the sum of 100,895,984 common units outstanding as of July 31, 2026 and the 9,500,000 common units covered by this registration statement.

(4)
Rivercrest Capital directly owns the reported securities. Rivercrest Capital Management LLC (“RCM”) is the manager of Rivercrest Capital pursuant to a management agreement with Rivercrest Capital. Rivercrest Holding LP (“RHLP”) is the sole member of RCM. Rivercrest Capital GP (“RCGP”) is the general partner of Rivercrest Capital and RHLP. Through these relationships, each of RCM, RHLP and RCGP may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the securities owned by Rivercrest Capital. The principal business address for each of Rivercrest Capital, RCM, RHLP and RCGP is 777 Taylor Street, Suite 810, Fort Worth, TX 76102. T. Scott Martin, Robert D. Ravnaas, and R. Davis Ravnaas are the managing members of RCGP. Mr. Martin is also a member of the Board of Directors of our general partner. Mr. R. Ravnaas is also the Chief Executive Officer and Chairman of the Board of Directors of our general partner. Mr. D. Ravnaas is also the President and Chief Financial Officer of our general partner. Each of Messrs. R. Ravnaas, D. Ravnaas and Martin disclaims beneficial ownership of any common units issuable upon exchange by Rivercrest Capital of its OpCo Common Units and Class B units. An aggregate of 776,661 OpCo common units and an equal number of Class B units issued in connection with the Acquisition and held by Rivercrest Capital are held in custody by the transfer agent pursuant to the Purchase Agreement and will be released according to the terms set forth therein, assuming that such unitholder will have no indemnification obligations under the Purchase Agreement.

(5)
Rivercrest Capital II directly owns the reported securities. Rivercrest Capital GP II, LLC (“RCP II GP”) is the general partner of Rivercrest Capital II and may be deemed to share beneficial ownership of the OpCo Units and Class B Units owned by Rivercrest Capital II. Messrs. Martin, R. Ravnaas, D. Ravnaas and Matthew Daly are the managing members of RCP II GP. Mr. Martin is also a member of the Board of Directors of our general partner. Mr. R. Ravnaas is also the Chief Executive Officer and Chairman of the Board of Directors of our general partner. Mr. D. Ravnaas is also the President and Chief Financial Officer of our general partner. Mr. Daly is also the Chief Operating Officer of our general partner. Each of Messrs. Martin, R. Ravnaas, D. Ravnaas and Daly disclaims beneficial ownership of any common units issuable upon exchange by Rivercrest Capital II of its OpCo Common Units and Class B units. The principal business address for each of Rivercrest Capital II and RCP II GP is 777 Taylor Street, Suite 810, Fort Worth, TX 76102. An aggregate of 645,549 OpCo common units and an equal number of Class B units issued in connection with the Acquisition and held by Rivercrest Capital II are held in custody by the transfer agent pursuant to the Purchase Agreement and will be released according to the terms set forth therein, assuming that such unitholder will have no indemnification obligations under the Purchase Agreement.

(6)
Cupola Royalty Direct LLC (“Cupola”) directly owns the reported securities. Rivercrest Cupola LLC (“Cupola Manager”) is the manager of Cupola and may be deemed to share beneficial ownership of the OpCo Units and Class B Units owned by Cupola. Cupola Manager, in turn, is governed by its members, consisting of Messrs. Martin, R. Ravnaas and D. Ravnaas, each of whom may be deemed to share voting and dispositive power over the securities held by Cupola and may also be deemed to be the beneficial owner of these securities, but disclaims beneficial ownership of such securities. Mr. Martin is also a member of the Board of Directors of our general partner. Mr. R. Ravnaas is also the Chief Executive Officer and Chairman of the Board of Directors of our general partner. Mr. D. Ravnaas is also the President and Chief Financial Officer of our general partner. The principal business address of Cupola and Cupola Manager is 777 Taylor Street, Suite 810, Fort Worth, Texas 76102. An aggregate of 44,676 OpCo common units and an equal number of Class B units issued in connection with the Acquisition and held by Cupola are held in custody by the transfer agent pursuant to the Purchase Agreement and will be released according to the terms set forth therein, assuming that such unitholder will have no indemnification obligations under the Purchase Agreement.

PLAN OF DISTRIBUTION
The selling unitholders may sell or otherwise dispose of the securities being offered hereby in and outside the United States through the methods described below or by any other method permitted pursuant to applicable law, including through a combination of methods.
The prospectus supplement, if required, will set forth any required information such as the terms of the offering, the method of distribution and the following:
•
the names of any underwriters or agents;

•
the name or names of any managing underwriter or underwriters;

•
the purchase price of the securities;

•
the net proceeds to the selling unitholders from the sale of the securities;

•
any delayed delivery arrangements;

•
any over-allotment options under which underwriters may purchase additional securities from the selling unitholders;

•
any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•
any public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers;

•
any securities exchange or market on which the securities offered in the prospectus supplement may be listed; and

•
any additional or different material United States federal income tax considerations relating to the purchase, ownership or disposition of such securities.

Sale Through Underwriters or Dealers
If the selling unitholders use one or more underwriters in the sale of securities, the selling unitholders, will execute an underwriting agreement with the underwriter at the time of sale and will, if required, provide the name of any underwriter in any applicable prospectus supplement that the underwriter will use to make resales of securities to the public. The underwriters will acquire the securities for their own account, and the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities may be subject to conditions, and any underwritten offering may be on a firm commitment basis. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If the selling unitholders use dealers in the sale of securities, the selling unitholders may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. The selling unitholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. If required, the selling unitholders will include in any applicable prospectus supplement the names of the dealers, information about any compensation paid to the dealers and the terms of the transaction.
Sales Through Agents
The selling unitholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the common units included in this prospectus, or to sell such common units in ordinary brokerage transactions, on the selling unitholders’ behalf. If required, the name of any agent involved in the offer or sale of the offered securities and any commissions payable by the selling unitholders to the agent will be included in any applicable prospectus supplement. Unless stated otherwise in any applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.
Direct Sales
The selling unitholders may sell the securities directly. In that event, no underwriters or agents would be involved. The selling unitholders may use electronic media, including the Internet, to sell offered securities directly.
Delayed Delivery or Forward Contracts
The selling unitholders may authorize agents, underwriters or dealers to solicit offers to purchase securities from us or the selling unitholders at the public offering price set forth in any applicable prospectus supplement under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in any applicable prospectus supplement.
At-the-Market Offerings
The selling unitholders or their respective underwriters, broker-dealers, or agents may make sales of the common units that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such common units made directly on or through the NYSE, the existing trading market for the common units, or in the over-the-counter market or otherwise.
Derivative Transactions
The selling unitholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and any applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by the selling unitholders or borrowed from the selling unitholders, or others to settle those sales or to close out any related open borrowings of common units, and may use securities received from the selling unitholders in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in any applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, the selling unitholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Sales by the Selling Unitholders
We are registering the common units described in this prospectus to permit the resale of these securities by the selling unitholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholders of the securities.
The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their respective sales. The selling unitholders may make sales or other dispositions of the common units from time to time through one or more methods specified in this “Plan of Distribution” or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be effected in one or more transactions, including:
•
in the over-the-counter market or on the NYSE or any national securities exchange or quotation service on which the common units may be listed or quoted at the time of the sale;

•
in transactions other than on such exchanges or services or in the over-the-counter market;

•
in privately negotiated transactions;

•
through distributions to the partners, members, stockholders or other security holders of the selling unitholders;

•
through the writing of options (including the issuance by the selling unitholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•
through the settlement of short sales;

•
through any combination of the foregoing; and

•
through any other method permitted by law.

The selling unitholders may offer and sell some or all of their respective common units included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods, without limitation:
•
purchases by the broker-dealer as principal and resale by the broker-dealer for its account;

•
a block trade in which the broker-dealer may attempt to sell the units as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•
in a public auction;

•
transactions in which a broker-dealer may agree with the selling unitholders to sell a specified number of such units at a stipulated price per unit;

•
transactions in which a broker-dealer as agent solicits purchasers and ordinary brokerage transactions by such broker-dealer as agent;

•
an offering at other than a fixed price on or through the facilities of any securities exchange on which the common units are then listed or to or through a market maker other than on that securities exchange; and

•
any other method permitted pursuant to applicable law.

A selling unitholder that is an entity may elect to make a pro rata in-kind distribution of common units to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable common units pursuant to the distribution through the registration statement.
We have agreed to indemnify in certain circumstances the selling unitholders of the common units covered by the registration statement, against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act. The selling unitholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act.
We have agreed to pay the expenses of the registration of the common units offered and sold by the selling unitholders under the registration statement. The selling unitholders will pay any underwriting discounts and commissions applicable to the common units sold by such selling unitholders.
Any selling unitholder that is a broker-dealer or an affiliate of a broker-dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, any profits derived by such selling unitholder on the sale of common units included in this prospectus and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Selling unitholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Such selling unitholders may also be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

General Information
In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us or the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in any applicable prospectus supplement any required information regarding any underwriting discounts or other compensation that the selling unitholders pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.
The selling unitholders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us or the selling unitholders in the ordinary course of their businesses.
In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than the selling unitholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.
A prospectus and any applicable accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in any applicable accompanying prospectus supplement, if required.

LEGAL MATTERS
Unless otherwise specified in a prospectus supplement, the validity of the securities will be passed upon for us by White & Case LLP, Houston, Texas. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.
EXPERTS
The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Kimbell Royalty Partners, LP incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
Information incorporated by reference in this prospectus from Kimbell Royalty Partners, LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 regarding estimates of our proved reserves, future production and income attributable to certain royalty interests of Kimbell Royalty Partners, LP is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., a third-party independent petroleum engineer, as of December 31, 2025. This information is incorporated by reference in reliance upon the authority of said firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and other reports and other information with the SEC. Our SEC filings are available at the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain information about us on our website at www.kimbellrp.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.
INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and may replace information in this prospectus and information previously filed with the SEC. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless this prospectus or the information incorporated by reference herein indicates that another date applies, you should not assume that the information in this prospectus is current as of any date other than the date of this prospectus or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference.
The documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), including all such documents we may file with the SEC after the date of the registration statement that includes this prospectus and prior to the effectiveness of the registration statement that includes this prospectus, are incorporated by reference in this prospectus until the termination of all offerings under this registration statement:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 26, 2026;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 7, 2026, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed on August 7, 2026;

•
the description of our common units set forth in Exhibit 4.5 to our Form 10-K for the year ended December 31, 2023, filed on February 21, 2024; and

•
our Current Reports on Form 8-K filed on March 9, 2026, May 19, 2026, June 23, 2026, July 17, 2026 and August 24, 2026;

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:
Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
(817) 945-9700

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. Underwriting and other selling discounts and commissions in connection with the offering of common units by a selling unitholder will be payable by the applicable selling unitholder. The selling unitholders will not bear any portion of the below expenses. With the exception of the SEC registration fee, the amounts set forth below are estimates:
SEC registration fee		$19,843
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*
Total	$	*

*
These fees are calculated based on the number of issuances and amount of securities to be offered and, accordingly, cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.
The section of the prospectus entitled “The Partnership Agreement — Indemnification” is incorporated herein by reference and discloses that we will generally indemnify the directors, officers and affiliates of the general partner to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Kimbell Royalty GP, LLC, our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. We may enter into indemnity agreements with each of the current directors and officers of our general partner to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our general partner’s limited liability company agreement and to provide additional procedural protections.
Any underwriting or purchase agreement entered into in connection with the sale of the securities offered pursuant to this registration statement may provide for indemnification of officers and directors of our general partner, including for liabilities incurred under the Securities Act.
Our general partner maintains insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.
Item 16.   Exhibits.
See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17.   Undertakings.
(1)
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(e)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)
The undersigned registrant hereby undertakes that:

(a)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1	Certificate of Limited Partnership of Kimbell Royalty Partners, LP (incorporated by reference to Exhibit 3.1 to Kimbell Royalty Partners, LP’s Registration Statement on Form S-1 (File No. 333-215458) filed on January 6, 2017).
3.2	Fifth Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of September 13, 2023 (incorporated by reference to Exhibit 3.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed September 14, 2023).
3.3	Certificate of Formation of Kimbell Royalty GP, LLC (incorporated by reference to Exhibit 3.3 to Kimbell Royalty Partners, LP’s Registration Statement on Form S-1 (File No. 333-215458) filed on January 6, 2017).
3.4	First Amended and Restated Limited Liability Company Agreement of Kimbell Royalty GP, LLC, dated as of February 8, 2017 (incorporated by reference to Exhibit 3.2 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on February 14, 2017).
3.5	Third Amended and Restated Limited Liability Company Agreement of Kimbell Royalty Operating, LLC, dated as of September 13, 2023 (incorporated by reference to Exhibit 3.2 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on September 14, 2023).
4.1	Amended and Restated Registration Rights Agreement, dated as of March 25, 2019, by and among Kimbell Royalty Partners, LP, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC, Haymaker Minerals & Royalties, LLC, AP KRP Holdings, L.P., ATCF SPV, L.P., Zeus Investments, L.P., Apollo Kings Alley Credit SPV, L.P., Apollo Thunder Partners, L.P., AIE III Investments, L.P., Apollo Union Street SPV, L.P., Apollo Lincoln Private Credit Fund, L.P., Apollo SPN Investments I (Credit), LLC, AA Direct, L.P., PEP I Holdings, LLC, PEP II Holdings, LLC, PEP III Holdings, LLC, Cupola Royalty Direct, LLC, Kimbell Art Foundation and Rivercrest Capital Partners LP (incorporated by reference to Exhibit 4.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on March 26, 2019).
4.2	Registration Rights Agreement, dated as of December 15, 2022, by and among Kimbell Royalty Partners, LP and Hatch Royalty LLC (incorporated by reference to Exhibit 4.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on December 15, 2022).
4.3	Registration Rights Agreement, dated as of May 17, 2023 between Kimbell Royalty Partners, LP, MB Minerals, L.P., Barry K. Clark, Michael F. Dignam, Jr., Thomas A. Medary and Wayne A. Psencik (incorporated by reference to Exhibit 4.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on May 18, 2023).
4.4	Registration Rights Agreement, dated as of September 13, 2023 by and among and the parties listed on the signature page thereof (incorporated by reference to Exhibit 4.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on September 14, 2023).
4.5	Registration Rights Agreement, dated as of June 22, 2026 by and among and the parties listed on the signature page thereof (incorporated by reference to Exhibit 4.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on June 23, 2026).
4.6	Registration Rights Agreement, dated as of August 21, 2026, by and among the parties listed on the signature page thereof (incorporated by reference to Exhibit 4.1 to Kimbell Royalty Partners, LP’s Current Report on Form 8-K filed on August 24, 2026).
5.1*	Opinion of White & Case LLP as to the legality of the securities being registered.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of White & Case LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (contained on the signature pages hereof).
107*	Filing Fee Table.

*
Filed herewith.

**
To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on August 28, 2026.
KIMBELL ROYALTY PARTNERS, LP
By: Kimbell Royalty GP, LLC, its general partner
By: /s/ ROBERT D. RAVNAAS Robert D. Ravnaas Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY
Each person whose signature appears below appoints Robert D. Ravnaas and R. Davis Ravnaas, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ ROBERT D. RAVNAAS Robert D. Ravnaas	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 28, 2026
/s/ R. DAVIS RAVNAAS R. Davis Ravnaas	President and Chief Financial Officer (Principal Financial Officer)	August 28, 2026
/s/ BLAYNE RHYNSBURGER Blayne Rhynsburger	Controller (Principal Accounting Officer)	August 28, 2026
/s/ BRETT G. TAYLOR Brett G. Taylor	Executive Vice Chairman and Director	August 28, 2026
/s/ MITCH S. WYNNE Mitch S. Wynne	Director	August 28, 2026
/s/ T. SCOTT MARTIN T. Scott Martin	Director	August 28, 2026
/s/ CRAIG STONE Craig Stone	Director	August 28, 2026
/s/ WILLIAM H. ADAMS III William H. Adams III	Director	August 28, 2026
/s/ ERIK B. DAUGBJERG Erik B. Daugbjerg	Director	August 28, 2026